Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-1 (333-224185) of Cesca Therapeutics Inc. of our report dated March 28, 2017, except for Note 15, for which the date is July 7, 2017, relating to the consolidated financial statements of SynGen Inc. as of December 31, 2016 and 2015, and for the years then ended, which report appears in the Form 8-K/A of Cesca Therapeutics Inc., and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Sacramento, California

May 14, 2018